U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                   FORM 12b-25

                       Commission File Number:  0-26709
                                               ---------

                         Notification of Late Filing

                                (Check  One):

[X] Form  10-K [ ] Form  20-F  [ ] Form  11-K  [ ] Form  10-QSB [ ] Form N-SAR

For Period Ended:  June 30, 2002

          [  ]  Transition  Report  on  Form  10-K
          [  ]  Transition  Report  on  Form  20-F
          [  ]  Transition  Report  on  Form  11-K
          [  ]  Transition  Report  on  Form  10-Q
          [  ]  Transition  Report  on  Form  N-SAR

     For the Transition Period Ended:


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                           PART I - REGISTRANT INFORMATION


                         Y3K Secure Enterprise Software, Inc.
                         ------------------------------------
                                Full Name of Registrant


                               --------------------------
                               Former Name, if Applicable


                                 108 West Stewart Avenue
                                 -----------------------
                Address of Principal Executive Office (Street and Number)

                               Puyallup, Washington, 98371
                               ---------------------------
                                City, State and Zip Code


                            PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-(b), the following should be completed. (Check box, if appropriate)

[X]     (a)  The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

[X]     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c) The  accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.


                                PART III - NARRATIVE


State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

Due to the Company's acquisition of Y3K, Inc. during the fiscal year, its certifying accountant requires additional time to complete the audit of the Company's financial statements to be included as part of the Form 10-K.
The Company expects to file within the extension period.

                             PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contract in regard to this notification.

King Cole                 (253)                      284-2935
---------                 -----                      --------
 (Name)               (Area  Code)              (Telephone  Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

       [X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       [ ]  Yes  [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       N/A

                           Y3K SECURE ENTERPRISE SOFTWARE, INC.
                           ------------------------------------
                       (Name of Registrant as specified in charter)

          has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 27, 2002                 By:
                                             --------------------
                                             King Cole, President